CERTAIN IDENTIFIED INFORMATION HAS BEEN OMITTED FROM THIS DOCUMENT BECAUSE IT IS BOTH NOT MATERIAL AND WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED, AND HAS BEEN MARKED WITH “[***]” TO INDICATE WHERE OMISSIONS HAVE BEEN MADE.

February 27, 2023
Tay Therapeutics Limited
Attn: Andrew Woodland
Dear Andrew:
Reference is made to the Evaluation and Option Agreement (the “OLA”) dated as of April 30, 2021 by and between Tay Therapeutics (formerly known as In4Derm Limited) (“Tay”) and VYNE Therapeutics Inc. (“VYNE”), as amended by the letter agreements between Tay and VYNE dated as of June 15, 2022, July 30, 2021, November 9, 2021, and January 26, 2023. Capitalized terms used in this letter but not otherwise defined shall have the meanings ascribed to them in the OLA.
Pursuant to Section 3.1 of the OLA, VYNE has an exclusive option to enter into an exclusive license agreement with Tay for the Oral BETi Compounds and Products during the applicable Option Term for the Oral BETi Compounds and Products, which expires on February 28, 2023, or earlier as set forth in the OLA (the “Oral BETi Option Term”).

The purpose of this letter agreement is to extend the Oral BETi Option Term for an additional two months, until April 30, 2023, and to record the parties’ agreement with respect to the performance by the Parties of certain evaluation activities, subject to and in accordance with the terms of this letter agreement. The parties intend this letter agreement to be legally binding.

In consideration of the parties’ respective obligations under this letter agreement, the Parties agree as follows.

Extension

The definition of “Option Term” in Section 1.22 of the OLA shall be amended by replacing clause (b) set forth therein with, “with respect to the Oral BETi Compounds and Products containing such Compounds, April 30, 2023, or earlier as set forth in this Option Agreement.”

Extension 202 Evaluation Activities
During the Oral BETi Option Term, as extended by this letter agreement, VYNE and Tay have agreed to allow VYNE to perform certain evaluation activities on Tay’s BETi Compounds known as [***] (the “Tay Compounds”), consisting of investigations related to [***]. VYNE and

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Tay have also agreed to permit VYNE to manufacture such Tay Compounds solely for purposes of these activities. These limited evaluation activities, which shall be performed at VYNE’s sole cost and expense, shall be referred to as the “Extension 202 Evaluation Activities.” As further described below, Tay shall own all right and interest in any Invention related to the Extension 202 Evaluation Activities.

Limited License
Tay hereby grants VYNE a non-exclusive, royalty-free, non sub-licensable (except to permitted subcontractors pursuant to this letter agreement), non-transferable (except as permitted pursuant to Section 9.9 of the Option Agreement), worldwide license under the In4Derm Background Technology and Oral Inventions solely to conduct the Extension 202 Evaluation Activities during the Oral BETi Option Term and evaluate the Results from the Extension 202 Evaluation Activities during the Oral BETi Option Term. Tay retains all right, title and interest in the In4Derm Background Technology and Oral Inventions and does not grant VYNE any rights hereunder in the foregoing except as expressly set out in this letter agreement, the OLA or a License Agreement, if executed.
Intellectual Property
Except as expressly provided in this letter, all terms and provisions of the OLA, as amended, including as it relates to the ownership of intellectual property, are and will remain in full force and effect and are hereby ratified and confirmed. Section 5.3 of the OLA shall apply to the results of the Extension 202 Evaluation Activities, which shall be deemed to be “Results” for the purposes of the OLA. For clarity, Tay shall own all right and interest in any Invention related to the Extension 202 Evaluation Activities, as specified in the OLA, and Section 5.4 of the OLA shall apply to any such Invention, which shall be deemed to be an “Oral Invention” for the purposes of the OLA.
Evaluation Payment

In consideration of these amendments, VYNE shall pay Tay an aggregate, non-refundable payment of $250,000, payable upon the signing of this letter agreement, to advance certain expenses for the completion by Tay of the Data Package and for the extension of the Option Term. For the avoidance of doubt, this payment shall be non-refundable, regardless of whether VYNE exercises its Option under the OLA. If VYNE exercises its Option pursuant to the OLA, as amended, the $250,000 shall be deducted from the “Upfront Fee” payable by VYNE to Tay under the OLA upon execution by VYNE of the License Agreement, and shall be reflected in the License Agreement.

Effects of termination of the OLA
Upon expiration of the OLA or any termination of the OLA in its entirety prior to Option exercise, VYNE shall promptly return any remaining Tay Compounds to Tay, or otherwise destroy such materials as mutually agreed by the Parties and certify such destruction in writing.
This letter agreement shall be governed by the laws of England and Wales, without giving effect to any choice of law principles that would require the application of the laws of a different province or territory.

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If the foregoing accurately reflects our understanding, kindly sign and date this letter and return to the undersigned at the address above.
Very truly yours,

VYNE Therapeutics Inc.

By: /s/ David Domzalski
Name: David Domzalski
Title: Chief Executive Officer

VYNE Therapeutics Inc.

By: /s/ Iain Stuart
Name: Iain Stuart
Title: Chief Scientific Officer

Agreed to and accepted:
Tay Therapeutics Limited

By: /s/ Andrew Woodland
Name: Andrew Woodland
Title: Chief Executive Officer

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